EXHIBIT 99.1

LHC Group Completes Acquisition of Home Health Business From Addus HomeCare

LAFAYETTE, La., Feb. 28, 2013 (GLOBE NEWSWIRE) -- LHC Group Inc. (Nasdaq:LHCG) has completed the previously announced acquisition of the home health service line of Addus HomeCare Corp. (Nasdaq:ADUS). The closing will be effective at 12:01 a.m. on March 1, 2013. All conditions to closing have been satisfied.

The acquisition encompasses 19 home health agencies and two hospice agencies in five states. Specifically, LHC Group acquired 100 percent of the assets of three home health agencies in Arkansas, one home health agency and two hospice agencies in South Carolina and one home health agency in Nevada. The company also acquired 90 percent of the assets of eight home health agencies in Illinois and six in California, with Addus retaining a 10 percent ownership interest in those locations. Both Arkansas and South Carolina are certificate of need states.

The estimated 65 and older population in the acquired service area totals 2.6 million. Annual revenue is approximately $36.7 million. Purchase price for the transaction was $20 million. LHC Group, a national provider of post-acute care, now operates more than 300 locations in 23 states nationwide.

About LHC Group Inc.

LHC Group is a national provider of post-acute care, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@LHCgroup.com

         Amy Stevens
         Media Relations
         (337) 233-1307
         amy.stevens@LHCgroup.com